Exhibit 99.1

The text of the amendment to Section 1 of ARTICLE II of the Company’s Restated By-laws follows, with deleted text shown with a strikethrough and added text shown with an underline, in bold:

           Section 1.  General Powers and Number.  All corporate powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under, the direction of its Board of Directors, which shall consist of ~~eight (8) directors~~ not less than six (6) nor more than ten (10) directors, the exact number of which shall be fixed from time to time by resolution of the Board of Directors.  The Board of Directors shall elect one of its members as Chairman, who, when present, shall preside at all meetings of the shareholders and Board of Directors.